Exhibit 10.62

SECOND AMENDMENT TO LEASE

THIS SECOND AMENDMENT TO LEASE (this “Second Amendment”) is made as of October 23, 2008, by and between ARE-SAN FRANCISCO NO. 12, LLC, a Delaware limited liability company (“Landlord”), and EXELIXIS, INC., a Delaware corporation (“Tenant”).

RECITALS

A. Landlord and Tenant entered into that certain Lease Agreement dated as of September 14, 2007, as amended by that certain First Amendment to Lease dated May 31, 2008 (as amended, the “Lease”). Pursuant to the Lease, Tenant leases certain Premises in a building located at 249 East Grand Avenue, South San Francisco, California. The Premises are more particularly described in the Lease. Capitalized terms used herein without definition shall have the meanings defined for such terms in the Lease.

B. Landlord and Tenant desire, subject to the terms and conditions set forth below, to amend the Lease to, among other things, (i) increase the TI Allowance (as defined in Section 5(b) of the Work Letter) with respect to the Tenant Improvements in the Premises from $70.00 per rentable square foot of the Premises to $78.00 per rentable square foot of the Premises, and (ii) document certain payments required to be made by Tenant to Landlord in connection with Landlord’s Work.

NOW, THEREFORE, in consideration of the foregoing Recitals, which are incorporated herein by this reference, the mutual promises and conditions contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1.	Increase in TI Allowance. Notwithstanding anything to the contrary contained in Section 4(a) of the Lease and Section 5(b) of the Work Letter, the TI Allowance for the construction of the Tenant Improvements in the Premises shall be increased from $70.00 per rentable square foot of the Premises to $78.00 per rentable square foot of the Premises. Nothing contained herein shall amend the amount of the Expansion Space TI Allowance.

2.	Adjustments to Rent. In connection with Landlord’s Work, the following adjustments are made pursuant to Section 4(b) of the Lease:

(i) Pursuant to Section 4(b)(i), commencing on June 1, 2008, and continuing thereafter on the first day of each month of the Base Term, Tenant shall be required to pay to Landlord $10,909.41 per month as Additional Rent;

(ii) Pursuant to Section 4(b)(ii), commencing on June 1, 2008, and continuing on the first day of each month for the first 12 months thereafter, Tenant shall be required to pay to Landlord $112,840.62 per month as Additional Rent; and

(iii) Pursuant to Section 4(b)(iii), commencing on June 1, 2008, and continuing thereafter on the first day of each month of the Base Term, Tenant shall be required to pay to Landlord $28,699.42 per month as Additional Rent.

The amounts set forth in clauses (i), (ii) and (iii) of this Section 2 are final and represent the only amounts payable to Landlord by Tenant pursuant to Section 4(b) of the Lease. Tenant shall not be deemed to be in default of this Section 2 with respect to the payments provided for in clauses (i), (ii) and (iii) of this Section 2 which were due on a payment date on or prior to the date of this Second Amendment if such payments are paid in full to Landlord by Tenant concurrently with, or prior to, payment by Tenant of Base Rent for November 2008. Tenant may from time to time prepay all or a portion of the amounts required to be paid pursuant to clauses (i), (ii) and (iii) of this Section 2 without any prepayment penalty.

3.	Construction Management Fee. Tenant shall pay to Landlord the amount of $90,000 which represents a payment to Landlord for construction management services (the “Construction Management Fee”). Tenant shall pay 50% of the Construction Management Fee to Landlord concurrently with the execution and delivery of this Second Amendment to Landlord and the balance of the Construction Management Fee on or before June 1, 2009.

4.	Miscellaneous.

a. This Second Amendment is the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous oral and written agreements and discussions. This Second Amendment may be amended only by an agreement in writing, signed by the parties hereto.

b. This Second Amendment is binding upon and shall inure to the benefit of the parties hereto, their respective agents, employees, representatives, officers, directors, divisions, subsidiaries, affiliates, assigns, heirs, successors in interest and shareholders.

c. This Second Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which when taken together shall constitute one and the same instrument. The signature page of any counterpart may be detached therefrom without impairing the legal effect of the signature(s) thereon provided such signature page is attached to any other counterpart identical thereto except having additional signature pages executed by other parties to this Second Amendment attached thereto.

d. Except as amended and/or modified by this Second Amendment, the Lease is hereby ratified and confirmed and all other terms of the Lease shall remain in full force and effect, unaltered and unchanged by this Second Amendment. In the event of any conflict between the provisions of this Second Amendment and the provisions of the Lease, the provisions of this Second Amendment shall prevail. Whether or not specifically amended by this Second Amendment, all of the terms and provisions of the Lease are hereby amended to the extent necessary to give effect to the purpose and intent of this Second Amendment.

[Signatures are on the next page.]

IN WITNESS WHEREOF, the parties hereto have executed this Second Amendment as of the day and year first above written.

LANDLORD:	ARE-SAN FRANCISCO NO. 12, LLC,
a Delaware limited liability company.

	By:	ALEXANDRIA REAL ESTATE EQUITIES, L.P., a Delaware limited partnership, managing member

		By:	ARE-QRS CORP.,
a Maryland Corporation, general partner

			By:	/s/ Eric S. Johnson
			Its:	Assistant Vice President Real Estate Legal Affairs

TENANT:	EXELIXIS, INC., a Delaware corporation

	By:	/s/ Frank Karbe
	Its:	Executive Vice President and Chief Financial Officer